Exhibit 99.2

MasterCard International 2000 Purchase Street Purchase, NY 10577-2509
914 249-2000 www.mastercard.com

February	16, 2006

Dear MasterCard Shareholder,

I want to update you on our progress with the implementation of our new governance and ownership structure.

Since Baldo Falcones and I wrote to you in August 2005, I am pleased to report that we have made excellent progress. As you know, we presented our proposals to you for approval in November 2005 and received your overwhelming support. Since then, we have made progress on all aspects of the transition including identifying our first independent directors and forming a new MasterCard charitable foundation. Overall, we were on track to complete the transition to our new governance and ownership structure in the first quarter of 2006.

In the midst of this smooth progress, I received some personal news that I want to share with you, and which we expect will delay our transition to a new structure until the second quarter of 2006. I was recently diagnosed with prostate cancer, which many of you probably know is a particularly common form of cancer among men over the age of 50. I was fortunate to have been diagnosed at an early stage when the prospects for a full recovery are excellent.

This week, I underwent surgery and I am delighted to inform you that the operation was successful. I am already at home and my prognosis is excellent. I will work from home over the next couple of weeks, with strong support from a highly experienced management team. I expect to be back in the office in early March.

While I have already resumed my normal responsibilities, I have been advised not to undertake a demanding travel schedule, such as a road show, over the next couple of months. We expect that this, combined with the timelines for our first quarter results, will mean a delay in our transition to a new structure until the second quarter of 2006.

As Baldo and I mentioned in our previous letter to you, the new structure will mark the start of a new chapter in MasterCard’s history. I am personally looking forward to leading us there, to bringing even greater value to our customers and to delivering excellent business results.

The management team and I appreciate and thank the Board for its full support.

Regards,

Bob Selander

President and Chief Executive Officer